Exhibit 99.6

Energy XXI Gulf Coast Appoints Douglas E. Brooks as Chief Executive Officer, President and Board Member

HOUSTON – April 18, 2017 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ:EXXI) today announced that it has appointed Douglas E. Brooks as Chief Executive Officer and President effective April 17, 2017. The Board concurrently increased the size of EGC’s Board from six to seven directors and named Mr. Brooks to fill the newly-created directorship.

Mr. Brooks has over 34 years of experience in the energy industry. Most recently he served as the Chief Executive Officer for Yates Petroleum Corporation, a privately-owned exploration and production company, from April 2015 until Yates’s merger with EOG Resources, Inc. in October 2016. Mr. Brooks previously served as Chief Executive Officer of Aurora Oil & Gas Limited from October 2012 until June 2014, and as a Senior Vice President at Forest Oil Corporation from April 2012 until October 2012. In addition, he spent 24 years with Marathon Oil Company in roles of increasing responsibility, lastly as the Director of Upstream Mergers and Acquisitions and Business Development for the Americas. He has also built two private equity-sponsored firms focused on unconventional resource projects in the western U.S.

Mr. Brooks currently serves on the Board of Directors of Chaparral Energy, Inc. and has served as a board member for Aurora Oil & Gas Limited, Magdalena Energy Company, Yates Petroleum and the Houston Producers’ Forum. Additionally, he is currently an advisor for Hart Energy’s A&D Watch, a global energy research publication. Mr. Brooks holds a Bachelor of Science degree in Business Management from the University of Wyoming – Casper and a Masters of Business Administration, Finance from Our Lady of the Lake University in Texas.

Michael S. Reddin, EGC’s Chairman of the Board commented, “On behalf of our Board of Directors, we are extremely pleased to welcome Doug Brooks to assume our senior leadership role at Energy XXI. Doug’s impeccable reputation, extensive industry experience and clear track record of value creation as Chief Executive at other exploration and production companies make him the perfect fit for our Company. His skills are also highly complementary to those of Scott Heck, our Chief Operating Officer, who has an extensive offshore, engineering and operations background. We look forward to having the powerful combination of Doug and Scott at the top of Energy XXI as we develop and execute strategies to maximize stockholder value.”

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Douglas E. Brooks, Chief Executive Officer and President remarked, “The confidence shown by the Board of Directors in asking me to lead their experienced technical and financial teams is greatly appreciated. Energy XXI is at an inflection point in its history since it has emerged from restructuring with a strong balance sheet that provides maximum flexibility for future value creation. I look forward to working with our Board, senior management, our technical and financial teams, and our stockholders as we plan and execute our new path forward.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11 or a change in EGC’s senior management team, including, but not limited to: (i) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (ii) the increased advisory costs incurred in connection with executing the reorganization, (iii) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities and (iv) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Transition Report on Form 10-K for the transition period ended December 31, 2016 filed by EGC for more information. EGC will file reports and other information with the SEC going forward. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.EnergyXXI.com.

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Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-0617

apetrie@energyxxi.com

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